[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1
AMENDMENT NUMBER 3 TO
THE MASTER AGREEMENT

This Amendment Number 3 (“Amendment 3”) to the Master Agreement dated October 28, 2022 (“Master Agreement”) and as amended on June 13, 2023 (“Amendment 1”) is entered into as of September 3, 2024 (“Amendment 3 Effective Date”), between Qarbon Aerospace (Foundation), LLC, a Delaware limited liability company having a place of business at 300 S. Austin Blvd, Red Oak, Texas, 75154 (“Supplier”) and Virgin Galactic, LLC, a Delaware limited liability company, having a place of business at 1700 Flight Way Tustin, California, 92782 (“Buyer”). Buyer and Supplier may also mean respectively, individually or collectively, “Party” or “Parties.”

WHEREAS, the Parties originally entered into the Master Agreement under which Buyer would purchase, and Supplier would sell goods and services in support of Buyer’s “Delta” class spaceships (the “Program”); and
WHEREAS, the Parties desire to amend certain terms and conditions of the Master Agreement and Amendment 1.
NOW THEREFORE, in consideration of mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.1INTERPRETATION

1.2Capitalized terms used, but not defined, in this Amendment 3 have the meaning set forth in the Agreement.

1.1AMENDMENTS TO THE MASTER AGREEMENT

1.2Amendment to Authorized Representatives. Section 22 (“Authorized Representatives”), as set forth in Amendment 2 is hereby deleted in its entirety and replaced with the following language:

22.AUTHORIZED REPRESENTATIVES

A.Authorized Representatives (authorized to commit their respective companies). See below:

Buyer:
[***]

Buyer:
[***]

Buyer:

[***]

Buyer:
[***]

Supplier:
[***]

Supplier:
[***]

Supplier:
[***]

B.    Authorized Technical Representatives (not authorized to commit their companies contractually.) None.

1.3Changes. Article 23 (“Changes”) as set forth in the Master Agreement is hereby deleted in its entirety and replaced with the following language:

23. CHANGES
A.Changes to the terms and conditions of this Master Agreement, including any Attachment, may only be made by mutual agreement of Authorized Representatives of Buyer and Supplier designated in Paragraph A of Article 22 (“Authorized Representatives”). Such Changes shall be reduced to writing in the form of and be referred to as an “Amendment” to this Agreement. Exceptions to this requirement are updates to the following Exhibits in accordance with other provisions of this Master Agreement:

1.Exhibit E (Background IP Schedule)

2.Exhibit G (Inventory of Buyer-Furnished Property, Consumable Material and Tooling)

3.Exhibit I (List of Subcontractors)

C.Change Log Process: Changes to the terms and conditions of any Task Order, including any change to the Statement of Work, other than Changes in engineering as set forth in subsection E of this Article 23, may only be made by an Buyer’s Authorized Representative designated in Paragraph A of Article 22 (“Authorized Representative”) when Buyer’s

Authorized Representative’s email responds to Supplier’s Authorized Representative’s email that the Change is approved (“Approval Email”). Such Approval Email authorizes Supplier to proceed with such Change and to incur costs to incorporate the Change. Such Change will subsequently be officially posted by Buyer into the Change Log that is set forth in each applicable Task Order. For avoidance of doubt, the Change request begins with a verbal conversation or written communication between the Parties, followed by Supplier providing the following information, if available and/or if applicable at that time, in email to Buyer’s Authorized Representative(s):
•Buyer provided Change #;
•Originator Of Requested Change (Buyer or Supplier);
•Description of Change;
•Date Received;
•Authorization Need By Date, if applicable;
•Supplier Contract Letter, if applicable;
•Buyer Approval Email Authorization Date;
•Initial ROM (see definition below);
•Final Cost Estimate, When Available means Actuals plus Estimate To Complete;
•Schedule Impact Estimate, if applicable;
•Buyer’s WBS Number(s) Impacted; and,
•Additional Notes.

When the Buyer’s Authorized Representative provides an Approval Email to Supplier, the Buyer’s Authorized Representative shall document the Change in the Change Log and then post the Change which may be viewable on Buyer’s FTP site within ten (10) business days.
B.Change Log Details: The official Change Log will reside on the Buyer’s FTP site in “read only” mode allowing Supplier access to review it. A sample of a Task Order customized Change Log shall be attached to the applicable Task Order as an exhibit. Supplier shall provide an initial Rough Order Magnitude (“ROM”) estimate of costs associated with an authorized change. Supplier will provide an updated Expenditure Profile/Estimated at Completion (“EAC”) that incorporates the Supplier’s ROM impact at Supplier’s next reporting cycle. The costs reflected in the Change Log will be Supplier’s ROM until Supplier is able to provide a more discrete estimate of its costs to incorporate the Change. Buyer will then update the Change Log to reflect

Supplier’s more precise estimate, and Supplier will provide an updated EAC at Supplier’s next reporting cycle. Additionally, engineering design changes released via the Parties’ official FTP site and/or 3DX will be captured in the official EAC. Changes in engineering design shall not be placed in the Change Log as set forth in Article 23(E).
C.Integrated Master Schedule (“IMS”) Adjustments: The Supplier shall update the IMS on a weekly basis to reflect the Changes. The IMS shall also include status on items not changed. The IMS shall be forwarded by Supplier to Buyer.
D.Changes in Engineering: Release of initial and subsequent revised engineering to Supplier through FTP or 3DX, including engineering Changes, shall authorize Supplier to proceed with the work necessary to incorporate such Changes (“Releases”). Supplier shall not work on any engineering Change until either Supplier receives revised released engineering through FTP or 3DX. Such revised release of engineering authorizes Supplier to incur the reasonable costs to perform the work necessary to incorporate the Changes. Buyer will send Supplier a courtesy email notifying Supplier of initial or revised engineering Releases that are posted in either FTP or 3DX.
E.Stop Work: If Buyer issues a stop work order under the SQRM, which stop work shall not extend beyond 60 days without mutual agreement of the Parties, and such stop work order adversely impacts Supplier’s cost and performance of Task Orders, the Parties shall agree on an equitable adjustment to price and/or schedule, as applicable.

1.4Amendment to Subsection 4 of Article 4 (“For Task Order 2 (Labor Calculations)”) as set forth in Amendment 1 is hereby deleted in its entirety and replaced with the following language:
4.    For Task Order 2 (Labor Calculations). For labor, Supplier shall be compensated by Buyer on an hourly-rate basis for the actual labor hours incurred by Supplier for its performance of a Task Order utilizing the [***]. Supplier will provide a report of its actual hours incurred and invoice, for the preceding two-week period on the following Thursday after close of each pay period, and continuing every other Thursday thereafter through the term of the Task Order (herein “Pay Period Actuals”) along with Supplier’s invoice for the actual labor hours expended. The amount of such invoice will be calculated by multiplying the Pay Period Actual hours by the hourly rates specified in the applicable Task Order. Labor hours will not be made available by individual or at a level of detail where the hours of a specific individual are discernible.

1.5Amendment to Subsection B.6 of Article 18 (Termination for Convenience) as set forth in Amendment 1 Subsection B.6 is deleted in its entirety.

1.6Amendment to Exhibit A Definitions as set forth in the Master Agreement Section 8 (“Change”) is deleted in its entirety and replaced with the following language:

8.    “Change” has the meaning set forth in Article 23 (Changes) based upon the usage. A Change or Changes may be made to the Master Agreement and documented in the form of an Amendment. A Change or Changes may be made to a Task Order as provided in Article 23.

1.7Amendment to Exhibit C. Governance. The following subsections are hereby deleted in their entirety and replaced with the following:

1.1.1.1 Key Performance Parameters (KPPs)
The KPPs are stakeholder objectives that represent the attributes that would constitute program success. As Design Authority, Buyer will approve the values for KPPs. Through the execution of the Delta Program, Supplier will track and report on status through the highest fidelity means available at the time. In the event that current best estimates indicate nonconformance to a KPP value, Supplier will present mitigation or change options to Buyer for disposition and approval by the Authorized Representative as set forth in Agreement’s Section 22.

1.1.1.4 Governing Documents
Governing Documents are the artifacts that define the overarching approach for how the Delta Program will be managed and how the development will be executed.

The responsibility for developing the content for all the Governing Documents will be agreed by the Parties and for each Governing Document, Buyer will review and approve the plan and approach at the prescribed time of release. Governing Documents are released upon Approval by Buyer. If a Governing Document prepared by Supplier contains references to other documents those documents will be provided to Buyer for review. For draft versions of Governing Documents prepared by Supplier, Buyer will provide feedback in writing in the timeline specified in the IMS and understand that draft versions of the Governing Documents may be used by Supplier to continue to efficiently make progress.

Assumptions are part of Governing Documents. After the completion of lifecycle reviews, changes in assumptions must be flowed back into the relevant Governing Documents and by mutual agreement set forth in the Change Log Process.

After a Governing Document is approved, the Governing Document will be managed through the configuration management process. Changes to Governing Documents that have been released will be sent to Buyer for review and approval in accordance with the needs of the IMS. Upon approval, the Governing Document will be released with a new revision designation consistent with the configuration management revision process (e.g., Rev Y, Rev Z, Rev AA).

1.1.3Cost and Schedule Baseline Management
Schedule Baseline Management:
1.The IMS is developed in conjunction with the IPTs (including subcontracts) and reflects the scope of work for the Program. Integration between IPTs takes place through a giver/receiver process. The IMS dated June 7, 2023 is the mutually agreed and approved schedule baseline.

2.Schedule status (e.g., no narrative) will be delivered weekly to Buyer.

3.Performance analysis and metrics will be provided monthly in accordance with Section 2 of the Schedule Reporting of Section 1.3.7.2.1 below.
4.Changes to the schedule baseline will be formally documented. Any change that impacts the Program milestones or impacts another IPT must be reviewed with Buyer.

1.3.4 Configuration Management
Details regarding the technical approaches, processes, and strategies for engineering are defined in the Delta Program Engineering Management Plan (EMP) DOC-[***] and Systems Engineering Management Plan (SEMP) DOC [***].

1.1.1.4 Data Sharing and Data Access
The Buyer’s 3DX production environment will serve as the master repository for Spaceship Delta Program Design Data. Files may also be exchanged through use of the Buyer file transfer portal (“FTP”) site on a case-by-case basis, as required.

3.0    GENERAL MATTERS
1.1Unless otherwise set out herein, all amendments to the Master Agreement, as previously amended, set out in this Amendment 3 will be made effective as of the Amendment 3 Effective Date.
1.2Except as amended hereby, all other terms and conditions of the Master Agreement, as previously amended, remain unchanged and in full force and effect.
1.3Where there is a conflict between the terms of this Amendment 3 and the terms of the Master Agreement, the terms of this Amendment 3 will prevail but only to the extent of resolving such conflict.

1.4This Amendment 3 may be executed in several counterparts, all of which taken together will constitute a single agreement between the Parties.

IN WITNESS WHEREOF the Parties have executed this Amendment 3 to be effective as of the Amendment 3 Effective Date.

Virgin Galactic, LLC	Qarbon Aerospace (Foundation), LLC

By: /s/ Michael Colglazier	By: /s/ Michael Canario

Name: Michael Colglazier	Name: Michael Canario

Title: CEO	Title: CEO

Date: 9/05/24	Date: 9/05/24